                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                               PACTIV CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

PACTIV CORPORATION
1900 WEST FIELD COURT
LAKE FOREST, ILLINOIS 60045
(847) 482-2000
                                                       (PACTIV CORPORATION LOGO)

                                                                   April 3, 2006

Fellow Shareholders:

     The Annual Meeting of Shareholders of Pactiv Corporation will be held Friday, May 19, 2006, at 10:30 a.m., local time, at the Hilton Northbrook, 2855
N. Milwaukee Ave., Northbrook, Illinois 60062. A notice of the meeting, a proxy card, a proxy statement containing information about the matters to be acted upon at the meeting, and a copy of the Company's Annual Report are enclosed.

     Your vote is important. I urge all shareholders, even if they plan to attend the Annual Meeting, to please assist us in preparing for the meeting by either completing, executing, and returning your proxy card promptly or using our telephonic or Internet voting procedures, which are described on the proxy card.

                                          Very truly yours,

                                          RICHARD L. WAMBOLD
                                          Chairman and Chief
                                          Executive Officer

PACTIV CORPORATION
1900 WEST FIELD COURT
LAKE FOREST, ILLINOIS 60045
(847) 482-2000
                                                       (PACTIV CORPORATION LOGO)

                                   NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 19, 2006

     The Annual Meeting of Shareholders of Pactiv Corporation will be held May 19, 2006, at 10:30 a.m., local time, at the Hilton Northbrook, 2855 N. Milwaukee Ave., Northbrook, Illinois 60062, for the following purposes:

     1. To elect eight directors for a term to expire at the 2007 Annual Meeting of Shareholders;

     2. To ratify the engagement of Ernst & Young LLP as the Company's independent public accountants for the year 2006; and

     3. To consider any other matters as may be properly brought before the meeting or any adjournment or postponement thereof.

     The Board of Directors knows of no other matters at this time that may be brought before the meeting. Shareholders of record at the close of business on March 20, 2006, are entitled to vote at the meeting. A list of these shareholders will be available for inspection for 10 days preceding the meeting at the corporate headquarters of the Company, 1900 West Field Court, Lake Forest, Illinois, 60045, and at the Hilton Northbrook hotel, and will also be available for inspection at the Annual Meeting of Shareholders.

     If you plan to attend the Annual Meeting, please note that you will be required to bring your admission ticket (attached to the proxy card) or a brokerage statement showing your ownership, in accordance with the admission policy described on page 22 of the proxy statement.
                                           By Order of the Board of Directors

                                                 JAMES V. FAULKNER, JR.
                                                       Secretary
April 3, 2006

PACTIV CORPORATION
1900 WEST FIELD COURT
LAKE FOREST, ILLINOIS 60045
(847) 482-2000
                                                       (PACTIV CORPORATION LOGO)

                                PROXY STATEMENT

     The Board of Directors of Pactiv Corporation, a Delaware corporation (the "Company"), is soliciting your proxy for use at the Company's Annual Meeting of Shareholders to begin at 10:30 a.m., local time, on May 19, 2006, and at any adjournment or postponement thereof (the "Annual Meeting"). This proxy statement, the accompanying Notice of Annual Meeting of Shareholders, proxy card and Annual Report, are first being sent or given to the Company's shareholders entitled to vote at the Annual Meeting on or about April 3, 2006.

                               TABLE OF CONTENTS

Proposals Submitted for Vote................................    2
Re-Election of the Board of Directors of the Company
  (Proposal 1)..............................................    3
  Biographical Information..................................    3
  Stock Ownership of Management.............................    5
  Corporate Governance......................................    6
  Board of Directors........................................    6
  Board Committees..........................................    6
  Other Governance Matters..................................    9
  Compensation of Directors.................................    9
  Compensation Committee Interlocks and Insider
     Participation..........................................   10
Reports.....................................................   10
  Audit Committee Report....................................   10
  Compensation/Nominating/Governance Committee Report on
     Executive Compensation.................................   11
Performance Graph...........................................   15
Executive Compensation......................................   16
  Summary Compensation Table................................   16
  2005 Option Exercises and Options at Year-End Values......   17
  Long-Term Incentive Plans-Awards in 2005..................   17
  Pension Plan Table........................................   18
  Change-of-Control Agreements..............................   18
Ratification of Ernst & Young LLP as Independent Public
  Accountants for 2006 (Proposal 2).........................   19
  Audit and Non-Audit Fees..................................   19
Other Information...........................................   20
  Certain Beneficial Owners.................................   20
  Section 16(a) Beneficial Ownership Reporting Compliance...   20
  Shareholder Nominations and Other Proposals for 2007
     Annual Meeting of Shareholders.........................   21
  Annual Report on Form 10-K................................   21
Questions and Answers Regarding Annual Meeting and Voting...   22
Exhibit A -- Audit Committee Charter........................  A-1

                          PROPOSALS SUBMITTED FOR VOTE

PROPOSAL 1: RE-ELECTION OF DIRECTORS

     NOMINEES. At the Annual Meeting, you will elect eight individuals to the Board of Directors. Each director will hold office until the next annual meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Nominees for re-election this year are Larry D. Brady, K. Dane Brooksher, Robert J. Darnall, Mary R. (Nina) Henderson, N. Thomas Linebarger, Roger B. Porter, Richard L. Wambold and Norman H. Wesley. For biographical information about each nominee, see "Re-Election of the Board of Directors of the Company -- Biographical Information."

     FAILURE TO SERVE. In the event that any nominee for director withdraws or for any reason is not able to serve as a director, your proxy will be voted at the Annual Meeting for the remainder of those nominated for director (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Board of Directors.

     VOTE REQUIRED. You may vote for, or withhold your vote from, any of the director nominees. Assuming a quorum is present, the eight director nominees receiving a plurality of the votes cast at the Annual Meeting (in person or by proxy) and entitled to vote will be elected as directors.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     INDEPENDENT PUBLIC ACCOUNTANTS. The Audit Committee of the Board of Directors has engaged Ernst & Young LLP as the Company's independent public accountants for the year 2006. The Company is asking the shareholders to ratify this engagement.

     VOTE REQUIRED. You may vote for, vote against, or abstain from voting on this proposal. Assuming a quorum is present, the vote of a majority of the shares present at the Annual Meeting (in person or by proxy) and entitled to vote will be required to ratify the engagement of Ernst & Young LLP as the Company's independent public accountants for the year 2006.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR 2006.

              RE-ELECTION OF THE BOARD OF DIRECTORS OF THE COMPANY
                                  (PROPOSAL 1)

BIOGRAPHICAL INFORMATION

     Below are the current members of the Company's Board of Directors, each of whom is standing for re-election at the Annual Meeting.


                                Larry D. Brady has been Chairman and Chief Executive Officer
(LARRY D. BRADY)                of Intermec Inc. (f/k/a UNOVA, Inc.), a business
                                technologies company, since August 2001 and September 2000, respectively. Mr. Brady is also a director of Intermec Inc.
                                and Baker Hughes Incorporated. Mr. Brady is 63 years old,
                                has been a director of the Company since November 1999, and is a member of the Audit Committee and chairman of the
                                Three-Year Independent Director Evaluation Committee.
--------------------------------------------------------------------------------------------
                                K. Dane Brooksher is Chairman of ProLogis, an operator of a
(K. DANE BROOKSHER)             global network of industrial distribution facilities. From
                                March 1999 to December 31, 2004, Mr. Brooksher served as
                                Chairman and CEO of ProLogis. Prior to joining ProLogis, Mr.
                                Brooksher was Area Managing Partner and Chicago Office
                                Managing Partner of KPMG Peat Marwick (now KPMG LLP),
                                independent public accountants, where he served on the Board of Directors and Management Committee and as International
                                Development Partner for Belgium and the Netherlands. Mr.
                                Brooksher is also a trustee of ProLogis and a director of
                                Qwest Communications International Inc., CarrAmerica Realty
                                Corporation and Cass Information Systems, Inc., and he
                                serves as an Advisory Board Member of the J.L. Kellogg
                                Graduate School of Management of Northwestern University.
                                Mr. Brooksher is 67 years old, has been a director of the
                                Company since March 2003, and is chairman of the Audit
                                Committee.
--------------------------------------------------------------------------------------------
                                Robert J. Darnall retired as Chairman of Prime Advantage
(ROBERT J. DARNALL)             Corporation, a supplier of strategic sourcing services and logistics management for industrial manufacturers, in
                                January 2002, having held such position since 2000. Prior to that, Mr. Darnall held various executive positions at Inland
                                Steel Company and Ispat North America, Inc. (which acquired
                                Inland Steel Company in 1998), including serving as
                                President and Chief Executive Officer of Ispat North
                                America, Inc. from 1998-2000, and Chairman and Chief
                                Executive Officer of Inland Steel Industries, Inc., from
                                1992 to 1998. Mr. Darnall is also a director of Cummins,
                                Inc., HSBC North American Holdings, Inc., Sunoco, Inc., and
                                United States Steel Corporation. Mr. Darnall is 68 years
                                old, has been a director of the Company since March 2000,
                                and is chairman of the Compensation/Nominating/Governance
                                Committee and a member of the Three-Year Independent
                                Director Evaluation Committee.
--------------------------------------------------------------------------------------------

                                Mary R. (Nina) Henderson is a consultant to the food
(MARY R. HENDERSON)             industry. Previously, Ms. Henderson was Corporate Vice
                                President, Global Business Development, for Bestfoods, Inc.
                                from 1999 until December 2000, and President of Bestfoods
                                Grocery from 1997 to 1999. She is also a director of AXA
                                Financial, Inc., Del Monte Foods Company, Royal Dutch Shell,
                                p.l.c., and the Visiting Nurse Service of New York and a
                                trustee of Drexel University. Ms. Henderson is 55 years old, has been a director of the Company since January 2000, and is a member of the Audit Committee.


                                N. Thomas Linebarger is Executive Vice President of Cummins,
(N. THOMAS LINEBARGER)          Inc. and President of Cummins Power Generation, a diesel
                                engine and power systems manufacturer. Previously, Mr.
                                Linebarger had been Vice President and Chief Financial
                                Officer of Cummins, Inc. from 2000-03. Mr. Linebarger is 43 years old, has been a director since November 2005, and is a member of the Audit Committee.
--------------------------------------------------------------------------------------------

                                Roger B. Porter is the IBM Professor of Business and
(ROGER PORTER)                  Government at Harvard University. Mr. Porter has served on the faculty at Harvard University since 1977. Mr. Porter
                                also held senior economic policy positions in the Ford,
                                Reagan and George H. W. Bush White Houses, including serving as assistant to the President for economic and domestic
                                policy from 1989 to 1993. Mr. Porter is also a director of
                                Extra Space Storage, Inc., Tenneco Inc., Packaging
                                Corporation of America and Zions Bancorporation. Mr. Porter
                                is 59 years old, has been a director of the Company since
                                November 1999 and is a member of the
                                Compensation/Nominating/Governance Committee and the
                                Three-Year Independent Director Evaluation Committee.
--------------------------------------------------------------------------------------------

                                Richard L. Wambold has been Chairman of the Company since
(RICHARD L. WAMBOLD)            March 2000, and has been Chief Executive Officer since its spin-off in November 1999. Prior to that, Mr. Wambold held various executive positions with the Company's specialty
                                packaging and consumer products units. Mr. Wambold is also a director of Cooper Tire and Rubber Company. Mr. Wambold is
                                54 years old and has been a director of the Company since
                                June 1999.
--------------------------------------------------------------------------------------------

                                Norman H. Wesley has been the Chairman and Chief Executive
(NORMAN H. WESLEY)              Officer of Fortune Brands, Inc., a consumer products
                                company, since December 1999. Prior to that, he held various executive positions with Fortune Brands, Inc. Mr. Wesley is also a director of Fortune Brands, Inc., ACCO Brands
                                Corporation and R.R. Donnelley & Sons Company. Mr. Wesley is
                                56 years old, has been a director of the Company since
                                December 2001, and is a member of the Audit Committee and
                                the Compensation/ Nominating/Governance Committee.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES LISTED ABOVE.

STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of February 28, 2006, the number of shares of common stock and Common Stock Equivalents of the Company beneficially owned by: (i) each director or nominee for director; (ii) each of the executive officers named in the Summary Compensation Table below; and (iii) all executive officers, directors, and nominees for director as a group.

                                 SHARES OF
                                  COMMON                      COMMON       TOTAL SHARES,
                                   STOCK                      STOCK         OPTIONS AND    PERCENT OF
DIRECTORS                        OWNED(1)    OPTIONS(2)   EQUIVALENTS(3)    EQUIVALENTS     CLASS(4)
---------                        ---------   ----------   --------------   -------------   ----------
Larry D. Brady.................     4,157       32,266        22,259            58,682           *
K. Dane Brooksher..............     3,000       18,000         7,350            28,350           *
Robert J. Darnall..............     5,000       30,000        15,730            50,730           *
Mary R. (Nina) Henderson.......     2,000       30,000        11,499            43,499           *
N. Thomas Linebarger...........         0            0         4,814             4,814           *
Roger B. Porter................     4,147       31,132        22,416            57,695           *
Richard L. Wambold.............   175,866    2,079,594        93,833         2,349,293        1.56%
Norman H. Wesley...............     4,000       24,000         6,498            34,498           *
      EXECUTIVE OFFICERS
      ------------------
Andrew A. Campbell.............   160,356      853,000       126,363         1,139,719           *
Peter J. Lazaredes.............    70,186      788,208        23,940           882,334           *
John N. Schwab.................    37,545      654,991        53,328           745,864           *
James V. Faulkner, Jr. ........    24,290      367,246        37,469           429,005           *
All executive officers and
  directors or nominees as a
  group (13 individuals).......   508,847    5,224,437       475,523         6,208,807        3.88%

---------------

 *  less than one percent

(1) Includes shares held in the Pactiv Corporation 401(k) Savings and Investment Plan (the "401(k) Plan"). Each person listed has sole voting and investment power over the shares set forth in this column, except shares held in the 401(k) Plan are held of record by the trustee of such plan, are voted by the trustee in accordance with instructions received from plan participants, and may be transferred by the beneficiary only in accordance with the terms of the plan.

(2) Shares that are subject to options that are exercisable as of February 28, 2006, or within 60 days of such date. Such shares cannot be voted or transferred until acquired.

(3) Common Stock Equivalents are amounts invested in the Pactiv Stock Index Account under the Company's Deferred Compensation Plan (the "DCP") or its Deferred Retirement Savings Plan (the "DRSP"). Amounts deferred pursuant to the DCP that are invested in the Pactiv Stock Index Account may be distributed in shares of common stock or cash, in either case in an amount based on the performance of the Company's common stock over the applicable period, after a director ceases to serve as a director of the Company, upon the termination of an employee's employment with the Company, or on the distribution date elected by the participant, all as provided under the DCP. Amounts deferred pursuant to the DRSP, whether invested in the Pactiv Stock Index Account or otherwise, are paid in cash, generally upon separation of service from the Company, disability, or change in control, although in-service withdrawals are permitted for unforeseen emergencies, all as provided under the DRSP. Common Stock Equivalents do not have voting rights. Common Stock Equivalents do not include conditionally vested performance share units described in the Summary Compensation Table.

(4) Assuming, for each person listed, his or her exercise of the options set forth above, but excluding Common Stock Equivalents.

CORPORATE GOVERNANCE

     The Company is committed to good business practices including uncompromising integrity, transparency in financial reporting, full and timely disclosure of reportable corporate events, and thoughtful and effective corporate governance. To that end, the Board regularly reviews the Company's corporate governance policies and practices in light of these principles and the requirements of the Sarbanes-Oxley Act of 2002, the related rules of the Securities and Exchange Commission (SEC) and the requirements of the New York Stock Exchange (NYSE). Based on this review, the Board has formalized certain procedures and standards as part of its corporate governance structure. This section outlines the key components of the Company's corporate governance structure.

BOARD OF DIRECTORS

     The Board of Directors of the Company currently consists of eight members, including seven who are not officers or employees of the Company (the "Non-Management Directors") and one (Mr. Wambold) who is the CEO of the Company. All Non-Management Directors are "independent" under the rules of the SEC and NYSE. In addition to meeting the "bright-line" tests of the SEC and the NYSE for determining independence, the Board has affirmatively determined that no Non-Management Director has any material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company). In making this determination the Board considered all relevant facts and circumstances that constituted each director's relationship with the Company from the director's standpoint as well as from that of the persons or organizations with which the director has such an affiliation. The determination that each Non-Management Director is independent and has no material relationship with the Company was made following reviews of questionnaires completed by all directors, and an internal "cross-checking" review by the Company to confirm whether the Company had any relationships with companies with whom the Non-Management Directors are affiliated.

     Non-Management Directors meet in regularly scheduled executive sessions without management. The role of presiding director at such executive sessions is rotated among the Non-Management Directors during the year.

     Shareholders may communicate directly with the Board of Directors (including with the Non-Management Directors only, or with any specific director) in accordance with the following process. All communications should be directed to the Company's Secretary at 1900 West Field Court, Lake Forest, Illinois 60045 and should prominently indicate on the outside of the envelope that it is intended for the full Board of Directors, for Non-Management Directors only, or for any particular member of the Board. The Secretary will review the communications and, pursuant to instructions from the Non-Management Directors, remove any communications that are purely commercial in nature. All other communications will be promptly forwarded to the specified director or directors. The Non-Management Directors will be advised of any communication excluded by the Secretary as being purely commercial in nature, and such communication will be made available to any Non-Management Director who wishes to review it.

     The Board of Directors held ten meetings in 2005. Each director attended more than 75% of the meetings of the Board and of the Board committees on which he or she served. It is a policy of the Board that each Director is expected to attend all Annual Meetings of Shareholders. All members of the Board attended the Company's 2005 Annual Meeting of Shareholders.

BOARD COMMITTEES

     The Board has three standing committees, each comprised solely of Non-Management Directors, all of whom are independent under the rules of the SEC and the NYSE and as determined by the Board of Directors. The committees on which each director serves are listed in the Biographical Information above for the directors. In addition, on an ad hoc basis, the Board may designate from time to time a Non-Management Director as the "lead" director with respect to special matters or discussions affecting the Company. The responsibilities and authority of the standing committees are as follows:

     COMPENSATION/NOMINATING/GOVERNANCE COMMITTEE. The
Compensation/Nominating/Governance Committee (the "C/N/G Committee") operates under a written charter adopted by the Board of Directors, a copy of which is posted on the Company's website (www.Pactiv.com) under the Investor Relations/Governance link. In addition, the Company will provide a copy of the C/N/G Committee's charter to any shareholder who requests it by writing to the Secretary of the Company. The C/N/G Committee reviews and reassesses the adequacy of the Committee's charter annually. The charter, which reflects the standards set forth in the SEC and NYSE rules and regulations, identifies the C/N/G Committee's primary duties and responsibilities as follows:

     - Examine periodically the philosophy and structure of the Company's compensation programs.

     - Oversee and act on behalf of the Board of Directors with respect to the benefit and compensation plans of the Company.

     - Review and determine the desirable balance of experience, qualifications and expertise among members of the Board of Directors.

     - Review possible candidates for membership on the Board of Directors (including nominations proposed by shareholders) and recommend a slate of nominees for election as directors at the Company's Annual Meeting of Shareholders.

     - Review the function and composition of the other committees of the Board of Directors and recommend membership on such committees.

     - Review the qualifications and recommend candidates for election as officers of the Company.

     In performing its duties, the C/N/G Committee has the authority to take such action as it deems appropriate to implement the purposes of the C/N/G Committee. The Committee may retain legal, accounting or other consultants, and meet in separate executive sessions with the Company's management, employees and such other persons as the Committee sees fit. The Committee generally meets with its compensation consultant in executive session (without management) after each of its meetings, and at other times as necessary.

     All members of the C/N/G Committee are independent Non-Management Directors. Mr. Darnall is Chairman of the C/N/G Committee. The C/N/G Committee held five meetings in 2005.

     SHAREHOLDER NOMINATIONS. The Board has adopted a policy with respect to nominations by shareholders of candidates to the Board of Directors; the C/N/G Committee is responsible for the implementation of this policy. Under this policy, to submit a candidate for consideration by the C/N/G Committee a shareholder must notify the Company's Secretary at least 90 but not more than 120 days prior to the first anniversary of the date of the prior year's annual meeting (subject to change if the date of the annual meeting is more than 30 days before or 70 days after the anniversary date of the prior year's annual meeting). The notice must meet all of the requirements contained in the Company's Bylaws and must set forth (i) the name, age, business address and residence address of the proposed nominee; (ii) the principal occupation or employment of the proposed nominee; (iii) any other information relating to the shareholder or proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (iv) any other information the shareholder believes is relevant concerning the proposed nominee; (v) a written consent of the proposed nominee(s) to being named in the proxy statement as a nominee and to serve as a director if elected; (vi) the name and record address of the shareholder submitting the notice; (vii) the number of shares of voting stock of the Company which are owned of record or beneficially by the shareholder submitting the notice; (viii) a representation of whether, if the proposed nominee is not nominated by the Board of Directors, the shareholder intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice; (ix) a representation of whether the shareholder intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to the Company's shareholders, or (b) otherwise to solicit proxies from shareholders in support of such nomination; and (x) a description of all arrangements or understandings between the shareholder submitting the notice and any other person (naming such person) pursuant to which the nomination is being made by the shareholder submitting the notice.

     The C/N/G Committee will consider all proposed nominees for the Board of Directors, including those put forward by shareholders, in accordance with the charter of the C/N/G Committee and the Company's Corporate Governance Guidelines to determine whether they might make good candidates for consideration for membership on the Board of Directors. This will include a review of the person's judgment, experience, independence, understanding of the Company's business or other related industries, and such other factors as the C/N/G Committee determines are relevant in light of the needs of the Board of Directors and the Company. There are no specific minimum qualifications that the C/N/G Committee believes must be met by a nominee. The Board of Directors believes that its nominees should reflect a diversity of experience at a policy-making level in businesses and in areas relevant to the Company's activities. The Board shall not discriminate among qualified candidates based on gender, race, ethnicity or age. The C/N/G Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

     THREE-YEAR INDEPENDENT DIRECTOR EVALUATION COMMITTEE. The Three-Year Independent Director Evaluation Committee (the "TIDE Committee") has the responsibility, among other things, to review the Company's Qualified Offer Plan Rights Agreement (adopted in November 1999) at least every three years and, if it deems it appropriate, recommend that the full Board modify or terminate such Plan. The TIDE Committee held one meeting in 2005, and determined to retain the Plan, without modification.

     AUDIT COMMITTEE. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached as Exhibit A. A copy of the Audit Committee charter is also posted on the Company's website (www.Pactiv.com) under the Investor Relations/Governance link, and the Company will provide a copy of the Audit Committee's charter to any shareholder who requests it by writing to the Secretary of the Company. The Audit Committee reviews and reassesses the adequacy of the Audit Committee charter annually. The charter, which reflects the standards set forth in the SEC and NYSE rules and regulations, identifies the Audit Committee's primary duties and responsibilities as follows:

     - Appointment, compensation and oversight over the work of the Company's public accountants.

     - Monitor the integrity of the Company's financial statements.

     - Monitor the Company's compliance with its corporate code of conduct and legal and regulatory requirements.

     - Monitor the Company's public accountants' qualifications and independence.

     - Monitor the performance of the Company's internal audit function and public accountants.

     - Provide an avenue of communication among the independent auditors, management, internal auditors and the Board of Directors.

     - Discuss with management the Company's major financial risk exposures and steps taken to monitor and control them.

     In performing its duties, the Audit Committee has the authority to take such actions as it deems appropriate to implement the purposes of the Audit Committee. The Committee may retain special legal, accounting, or other consultants, and meet in separate executive sessions with the Company's public accountants, its internal auditors, employees, management, and such other persons as the Committee sees fit.

     All members of the Audit Committee are independent Non-Management Directors and are financially literate. Mr. Brooksher, the Committee's Chairman, is the Company's "Audit Committee Financial Expert." The Audit Committee held nine meetings in 2005.

OTHER GOVERNANCE MATTERS

     The Board has adopted three other policies related to corporate governance, which are summarized below. All of these policies are posted on the Company's website (www.Pactiv.com) under the Investor Relations/Governance link. In addition, the Company will provide a copy of the policies to any shareholder who requests them by writing to the Secretary of the Company.

     CODE OF BUSINESS CONDUCT AND ETHICS. The Company's Code of Business Conduct and Ethics requires all employees, officers and directors of the Company to respect and comply with all applicable laws, rules and regulations and, beyond that, to act with honesty, integrity, and in the best interests of the Company. The Code of Business Conduct and Ethics outlines the key principles of expected behavior for Pactiv employees, officers and directors, including matters relating to conflicts of interest, confidentiality, fair dealing, accounting complaints, and procedures for reporting illegal or unethical behavior as well as the expected ethical behavior in many other business areas.

     CODE OF ETHICAL CONDUCT FOR FINANCIAL MANAGERS. The Company's Code of Ethical Conduct for Financial Managers is applicable (in addition to the Code of Business Conduct and Ethics) to the Company's Chief Executive Officer, Chief Financial Officer, Controller, Treasurer, Tax Director, Audit Director, Assistant Controller, Assistant Treasurer and managers reporting to each of these positions who are responsible for accounting and financial reporting, and any other persons performing similar functions, and the Controllers of business units and all managers reporting to them. This Code covers a range of financial and non-financial business practices and procedures, requiring Financial Managers to act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, to fully and fairly disclose appropriate information in a timely and understandable manner, and otherwise to act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated. Any waiver of the Code of Ethical Conduct for Financial Managers may be made only by the Audit Committee and will be promptly disclosed as required by law or the NYSE rules.

     CORPORATE GOVERNANCE GUIDELINES. The Company's Corporate Governance Guidelines set forth certain standards for the Company's Board of Directors and management. These include director qualification standards, director responsibilities, and other matters relating to the functions of the Board of Directors, its interaction with management and with the Company's advisors, and other matters.

COMPENSATION OF DIRECTORS

     The Company's philosophy for compensation of its Non-Management Directors (directors who are employed by the Company receive no compensation for serving on the Board or any committees of the Board) is to provide compensation comparable to that paid to directors at similarly-sized companies, and to link a portion of director compensation with shareholder returns. On May 20, 2005, the Board of Directors, upon the advice of the C/N/G Committee, authorized the following compensation for Non-Management Directors:

Annual Retainer -- Cash.....................................   $35,000
Annual Retainer -- Stock Equivalent Units...................   $60,000
Annual Retainer for Audit Committee and C/N/G Committee
  Chairs....................................................   $12,000
Annual Retainer for Audit Committee and C/N/G Committee
  Members (non-Chair).......................................   $ 6,000
Board Meeting Attendance Fee................................   $ 1,000
TIDE Committee Meeting Fee..................................   $ 1,000

     Stock Equivalent Units are issued at the average of the high and low price of the Company's common stock on the date of issuance. The number of Stock Equivalent Units to be issued will be computed annually, generally at the time of the Board meeting held in conjunction with the Company's Annual Meeting of Shareholders (usually held in May). For the year from the 2005 Annual Meeting to the 2006 Annual Meeting, each director received 2,771 Stock Equivalent Units.

     The portion of the Annual Retainer paid in Stock Equivalent Units is automatically deferred into the Pactiv Common Stock Index Account under the Company's Deferred Compensation Plan (the "DCP") until the director meets the stock ownership requirements (described below). Thereafter, the amounts may be taken in Stock Equivalent Units or cash (which may be deferred under the DCP), as elected by the director. Stock Equivalent Units are payable in stock. The director may elect distribution in a lump sum, or in up to five equal annual installments ending no later than five years of ceasing to be a director.

     The cash portion of the Annual Retainer, and all Committee Chair/Member fees and meeting fees, may be deferred under the DCP, and may be invested in a variety of investment options, including the Pactiv Common Stock Index Account, available under the DCP. Payment of such amounts, together with interest and/or earnings, may be deferred until: (i) six months and one business day after he or she ceases to be a director of the Company; (ii) a specific date in the future; or (iii) death. The director may elect distribution in a lump sum, or in up to five equal annual installments ending no later than five years of ceasing to be a director.

     Members of the Board of Directors are required to own at least 10,000 shares of Pactiv common stock or Common Stock Equivalents, to be achieved annually on a pro rata basis within five years of joining the Board. If a director is not on track to achieve such level within five years, a portion of such director's Annual Retainer otherwise payable in cash may, at the discretion of the Board, be paid in Stock Equivalent Units. All directors have achieved or are on track to achieve the share ownership requirement.

     Non-Management Directors also receive reimbursement of their expenses for attending meetings of the Board of Directors and Committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Darnall, Porter and Wesley are the current members of the C/N/G Committee of the Board of Directors, none of whom is an officer or employee of the Company. During 2005, none of the executive officers of the Company served on the board of directors or compensation committee of any entity whose officers served either on the Board of Directors of the Company or on the C/N/G Committee of the Board.

                                    REPORTS

     The following Audit Committee Report and Compensation/Nominating/Governance Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

AUDIT COMMITTEE REPORT

     In performing its duties, the Audit Committee reviewed and discussed the audited financial statements (including reviewing the Company's specific disclosure under "Management's Discussion and Analysis of Financial Conditions and Results of Operations") contained in the 2005 Annual Report on Form 10-K with the Company's management. The Audit Committee also met privately with the Company's independent auditor for the year 2005, Ernst & Young LLP, and discussed issues deemed significant by Ernst & Young LLP, including those matters required to be discussed by Statements on Auditing Standard No. 61 (Codification of Statements on Auditing Standards, AU sec.380), as may be modified or supplemented. In addition, the Audit Committee discussed with Ernst & Young LLP its independence from the Company and its management, and has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as may be modified or supplemented and its report on the Company's assessment of the internal controls over financial reporting.

     Taking all of these reviews and discussions into account, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee:

K. Dane Brooksher, Chairman
Larry D. Brady
Mary R. (Nina) Henderson
N. Thomas Linebarger
Norman H. Wesley

COMPENSATION/NOMINATING/GOVERNANCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The executive compensation philosophy, policies, plans, and programs of the Company are under the supervision of the C/N/G Committee, which is composed of the Non-Management Directors named below. The C/N/G Committee has furnished the following report on executive compensation.

  COMPENSATION PHILOSOPHY

     The Company's executive compensation philosophy, policies, plans and programs are designed to provide an executive compensation package that attracts, retains and motivates key executives. The two principles underlying the Company's executive compensation philosophy are that executive and shareholder financial interests should be closely aligned, and that pay should be tied to performance. Accordingly, the executive compensation program for the Company's Chief Executive Officer ("CEO") and the other executive officers named in this proxy statement (collectively, the "Named Executive Officers"), as well as the other officers of the Company, has been structured to:

     - Reinforce a results-oriented management culture with executive pay that varies according to overall Company and individual performance against articulated business goals and core behavioral standards.

     - Place more emphasis and leverage on variable performance-based "at risk" (versus fixed) compensation as an executive's responsibilities increase.

     - Require the Company's executives to acquire and retain significant equity interests in the Company.

     The Company's executive compensation program is structured to provide the Company's executives with total compensation that is targeted at "market"; that is, comparable to the compensation opportunities typically offered to executives at corporations that are similar in scope to the Company or that compete with the Company for executive talent. In determining competitive compensation for each of the components of executive compensation described below and in evaluating the total compensation package for each Named Executive Officer, the C/N/G Committee reviews and considers a "tally" sheet summarizing the total compensation for each Named Executive Officer, analyzes data from independent compensation surveys and solicits information and advice from Hewitt Associates LLC (Hewitt), its independent compensation consultant. The competitive market data used by the C/N/G Committee includes the data of many companies, including some that are in the Industry Peer Group on the Performance Graph that follows this report. The C/N/G Committee believes this array of companies is appropriate and provides a reasonable basis for comparison because the Company's competition for executive talent is broader than the Industry Peer Group. Incentive compensation is structured within a range of reputable survey data to provide executives with the opportunity to earn incentive compensation similar to comparable positions at such companies. Generally, it is the Company's intent to pay base compensation near the 50th percentile of this comparator group, and incentive compensation above or below the 50th percentile commensurate with actual performance against performance goals.

     Eligibility for both the annual cash compensation program and long-term incentive awards is determined by salary grade. Once eligible, participation in the Plan (described below) requires C/N/G Committee approval. The Company's compensation plans provide that as an executive's level of responsibility increases, a greater portion of his or her potential total compensation (i) is based on performance (both corporate and individual), and (ii) becomes equity (rather than cash) based. In designing and administering the components of the executive compensation program, the C/N/G Committee strives to balance short- and long-term incentive objectives and to employ prudent judgment when establishing performance criteria, evaluating performance, and determining actual incentive payments.

     Total executive compensation has two major components: (i) annual cash compensation, comprised primarily of base salary and incentive bonus; and (ii) long-term equity-based incentive compensation, such as stock options and performance shares. The framework for the components of the annual incentive bonus awards and the long-term incentives is set forth in the Pactiv Corporation 2002 Incentive Compensation Plan (the "Plan") which was approved by shareholders. The following is a description of the major components of the executive compensation program along with a discussion of the decisions and actions taken by the C/N/G Committee with regard to 2005 compensation. Also included is a specific discussion regarding the CEO's compensation.

  ANNUAL CASH COMPENSATION PROGRAM -- BASE SALARIES AND INCENTIVE BONUSES

     An executive's annual cash compensation consists primarily of a base salary and bonus. Each year the C/N/G Committee evaluates executive officers' base salaries by reviewing competitive market practices, assessing Company and individual performance, and considering other factors impacting the Company's business. Changes in base salary are usually effective as of March 1 of each year. Effective March 1, 2005, the base salary of the Company's CEO was increased by 3.6%, and the base salaries for all executive officers, other than the CEO, were increased, on average, by 3.8%. In making these increases, the C/N/G Committee considered, among other factors mentioned above, the fact that there had been no increase in base salary for the executive officers in the prior year. For all executives, salary decisions are made on an individual basis.

     Under the Plan, the C/N/G Committee is authorized to grant Annual Incentive Awards to participants in amounts that are earned based on the Company's performance against identified business and/or financial performance measures. For the Named Executive Officers, the Plan has a formula that creates a pool for the Annual Incentive Awards available to the Named Executive Officers, and no Named Executive Officer can receive more than his or her allocable share of the pool. For 2005, the C/N/G Committee determined that the individual caps within the Annual Incentive Award pool would be 40% for the CEO and 15% for each of the other four Named Executive Officers. The Annual Incentive amounts paid were significantly under the caps created by such pool.

     A list of the performance measures from which the C/N/G Committee may select is included in the Plan. Under the Plan, the amount that may be earned is 0% to 200% of the target amount for a participant, depending on performance. The target amount for each participant is a percentage, varying, for the Named Executive Officers, from 55% to 100% of their base salary. The performance measures selected by the C/N/G Committee for determining Annual Incentive Awards for 2005 were (i) earnings per share, excluding Extraordinary Items (as defined in the Plan), which was weighted 70%, and (ii) free cash flow, which was weighted 30%. The C/N/G Committee may adjust the amounts so determined by up to 30% to reflect other factors the C/N/G Committee determines to be appropriate.

     At the conclusion of each year, the C/N/G Committee approves incentive award payments to the Named Executive Officers and other executives based on the degree of achievement of the goals established for the Company and the individual's contribution to the overall performance of the business, subject, in the case of a Named Executive Officer, to the cap created by his or her allocable portion of the pool, described above. In determining the incentive award payouts for 2005, the C/N/G Committee specifically considered the Company's performance in light of challenging business conditions, including significant increases and volatility in plastic resins, the Company's primary raw material. After considering such factors, the Committee determined the appropriate annual bonus payments to Named Executive Officers, other than the CEO, to be on average 103% of such officers' target amounts.

  LONG-TERM INCENTIVES -- STOCK OPTIONS AND PERFORMANCE SHARES

     The Plan authorizes a variety of long-term incentive awards from which the C/N/G Committee may select. Prior to 2005, the C/N/G Committee had used both stock options and performance shares. For 2005 and for future years, the C/N/G Committee has chosen to use performance shares as the primary vehicle for providing long-term incentive compensation and to discontinue the regular use of stock options. The primary purposes for this change were to more closely align long-term incentive compensation with the Company's actual performance, measured by the performance drivers under the performance share program (for 2005, earnings per share and return on capital employed), and more accurately reflect the expense of such compensation in the Company's income statement. Because stock options were eliminated, the amount of performance shares that were issued was increased over prior years. As part of this shift away from stock options to performance shares, all unvested stock options (representing 1,567,088 shares) were vested as of November 28, 2005. This included stock options held by the Named Executive Officers. Because the exercise prices of substantially all such unvested options were above the market value of the common stock on November 28, 2005, the Company recorded negligible expense from accelerating the vesting of such options.

     Performance shares are granted at a target amount. A participant may earn from 0% to 200% of the target amount over a three-year performance period based on the Company's performance against specific performance measures selected by the C/N/G Committee from the list of performance measures identified in the Plan. In 2005, the C/N/G Committee granted performance shares to the executive officers for the three-year performance cycle beginning January 1, 2005, and also evaluated the 2005 performance against the performance measures for prior performance share awards that included 2005 in the performance period. The 2005-07 grants were based upon the C/N/G Committee's analysis of competitive levels of stock awards by other companies and an assessment of individual performance. The performance measures for 2005 were earnings per share and return on capital employed, in each case adjusted to reflect Extraordinary Items (as defined in the Plan). The amounts that would be earned based on performance against the targets established for that year are called "Conditionally Vested Units." At the end of each three-year performance period, the C/N/G Committee may change the amount of the sum of the Conditionally Vested Units for the three years based on its evaluation of performance over the entire three-year period. These Conditionally Vested Units are also contingent upon continued employment with the Company through the end of the three-year performance cycle. Conditionally Vested Units do not have voting rights but, in the Committee's sole discretion, may be entitled to receive dividends if declared and paid on the Company's common stock. At the end of the three-year performance period, the amount paid is a function of the Company's stock price, performance against established interim annual quantitative performance targets, and the Committee's assessment of performance over the entire three-year period.

     In accordance with the Plan, the C/N/G Committee approved the percentage payout of the 2003-05 performance share grant based on the Company's earnings per share and return on capital employed, as described above, and the C/N/G Committee's assessment of performance over the entire three-year period. The grant for the 2003-05 performance period was paid out at 91.3% target levels.

  STOCK OWNERSHIP REQUIREMENTS

     In line with its philosophy that the interests of executives should be aligned with those of the shareholders, the Company requires that executives maintain certain specified levels of stock ownership which, for the Named Executive Officers, range from 3 to 5 times the midpoint of their salary range. To assist executives in achieving their stock ownership goals, executives may choose to defer all or a portion of their annual incentive bonus into a Pactiv stock index account. In addition, for the first five years they are eligible to participate in the Company's Deferred Compensation Plan, employees who defer such amounts into the Pactiv stock index fund receive a 20% premium, provided such funds are kept in such fund for a minimum of three years. Each year the C/N/G Committee reviews the executives' ownership levels (which includes shares held plus shares held in 401(k) plans and deferred compensation plans) to ensure compliance with these requirements. All of the Named Executive Officers have exceeded their stock ownership requirements.

  CEO COMPENSATION

     Mr. Wambold received a 3.6% increase in base salary effective March 1, 2005. The C/N/G Committee approved a 2005 annual incentive bonus award of $900,000 for Mr. Wambold in accordance with the established performance criteria. Mr. Wambold's 2005 annual incentive bonus award was paid out at 105% of his target level. In setting the CEO's compensation, in addition to considering the quantitative financial goals, the C/N/G Committee also considered the performance of the Company relative to its competitors and Mr. Wambold's leadership of the Company during a period of rapidly increasing raw material and energy costs, the successful sale of the Company's Global Protective and Flexible packaging businesses, and the largest new product launch in the Company's history. The C/N/G Committee also approved a grant of 120,000 performance shares to Mr. Wambold, valued in accordance with FAS 123R at $2,408,400, which will be earned based on performance over the three-year period beginning January 1, 2005. Mr. Wambold's performance share award earnout for 2003-2005 was determined by the Company's performance against the performance goals (discussed above) over the three-year period, and was paid out at the same percentage of target amounts as was paid out to the other participants.

  $1 MILLION TAX LIMITATION

     The Internal Revenue Code imposes a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to a Named Executive Officer who is employed on the last day of the year. "Performance-based compensation" is excluded from this $1 million limitation. Awards granted under the Plan are intended to qualify as performance-based compensation, allowing the Company to deduct such amounts for tax purposes. However, when appropriate, the Committee may utilize components of certain executive compensation programs which may not be tax deductible to the Company if it believes such compensation is in the best interest of the Company and its shareholders.

Respectfully submitted by the members of the Compensation/Nominating/Governance
Committee:

Robert J. Darnall, Chairman
Roger B. Porter
Norman H. Wesley

                               PERFORMANCE GRAPH

     The following performance graph compares the cumulative total return on the Company's common stock for the period December 31, 2000, through December 31, 2005, with the cumulative total return of: (i) the Standard & Poor's 500 Stock Index; and (ii) a Custom Composite Index comprised of an industry peer group selected by the Company that includes representative companies with which the Company competes.

                              (PERFORMANCE GRAPH)

------------------------------------------------------------------------------------------------------
                                  31-DEC-00  31-DEC-01  31-DEC-02  31-DEC-03  31-DEC-04  31-DEC-05
------------------------------------------------------------------------------------------------------
 Pactiv Corp.                       $100       $143       $177       $193       $204       $178
------------------------------------------------------------------------------------------------------
 S&P 500(R)                         $100        $88        $69        $88        $98       $103
------------------------------------------------------------------------------------------------------
 Custom Composite Index             $100       $124       $129       $157       $186       $201
------------------------------------------------------------------------------------------------------

---------------

1. The stock performance shown in this graph is not necessarily indicative of future performance of the Company's common stock.

2. The Custom Composite Index is comprised of the following companies: Aptar Group Inc., Bemis Co., Crown Holdings, Inc., Ivex Packaging Corporation (through the second quarter of 2002, until its acquisition by Alcoa Inc.), Sealed Air Corp., and Sonoco Products Co. The Company selected this group of companies in good faith based on similarities in the nature of such companies' businesses to the Company's business.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the remuneration paid by the Company: (i) to the Chief Executive Officer; and (ii) to each of the four most highly compensated key executive officers of the Company, other than the Chief Executive Officer.

                                                                                       LONG-TERM
                                                ANNUAL COMPENSATION                  COMPENSATION
                                       --------------------------------------   -----------------------
                                                                                  AWARDS      PAYOUTS
                                                                                ----------   ----------
                                                               OTHER ANNUAL                     LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR   SALARY(1)   BONUS(2)   COMPENSATION(3)   OPTIONS(4)   PAYOUTS(5)   COMPENSATION(6)
---------------------------     ----   ---------   --------   ---------------   ----------   ----------   ---------------
Richard L. Wambold............  2005   $909,401    $900,000       $40,000             --      $899,235        $17,099
  Chairman and Chief            2004   $883,404    $500,000       $40,000        230,000      $618,096        $16,301
  Executive Officer             2003   $878,104    $900,000       $40,000        250,000      $298,559        $15,264
Andrew A. Campbell............  2005   $386,876    $240,000       $30,000             --      $399,660        $24,919
  Senior Vice President and     2004   $379,000    $144,000       $30,000        118,000      $274,709        $37,653
  Chief Financial Officer       2003   $375,218    $260,000       $30,000        120,000      $134,345        $59,411
Peter J. Lazaredes............  2005   $430,813    $315,000       $30,000             --      $499,575        $18,641
  Executive Vice President and  2004   $394,133    $210,000       $30,000        140,000      $164,826        $15,461
  General Manager --            2003   $370,080    $260,000       $30,000        120,000      $ 89,563        $15,282
  Food/Foodservice
John N. Schwab................  2005   $351,688    $160,000       $30,000             --      $239,796        $19,330
  Senior Vice President and     2004   $338,002    $125,000       $30,000        108,000      $164,826        $42,800
  General Manager --            2003   $332,782    $240,000       $30,000        120,000      $ 74,651        $61,864
  Hefty Consumer Products
James V. Faulkner, Jr. .......  2005   $336,423    $200,000       $30,000             --      $179,847        $35,649
  Vice President, General       2004   $327,200    $110,000       $30,000         46,000      $123,619        $49,446
  Counsel and Secretary         2003   $326,401    $180,000       $30,000         50,000      $ 74,652        $22,227

---------------

(1) Includes base salary plus amounts paid in lieu of matching contributions to the 401(k) Plan.

(2) Bonus payments are reported for the fiscal year in which the related services were rendered, although the actual payments may have been made in the succeeding year.

(3) Cash perquisites allowances paid.

(4) Options granted with exercise prices equal to 100% of the fair market value (the average of the high and the low trading price) of a share of Company common stock on the date of grant, vest ratably over three years, and have a term of ten years. All unvested stock options were vested on November 28, 2005.

(5) Under the Company's Performance Share Program, key executives can earn awards based on the Company's performance over a three-year period. These awards are granted at a "target amount" for each three-year period, and the participants can earn between 0% and 200% of the target amount based upon the Company's performance against performance measures selected by the C/N/G Committee each year (subject to change by the C/N/G Committee based on other qualitative and quantitative factors related to the Company's performance over the three-year period). The awards vest three years from the date of the grant, and may be paid in stock or cash or a combination thereof as determined by the C/N/G Committee.

     The grants covering the three-year periods 2001-03, 2002-04, and 2003-2005 are reflected in this table as follows:

        The 2001-03 grant was paid out in January 2004, and the total amount of such grant earned, less the amounts previously reflected as restricted stock in 2001 and 2002, is included in the named individual's LTIP Payout in 2003. Certain amounts related to such 2001-03 grant were reported as "restricted stock awards" for 2001 and 2002 in the Summary Compensation Table in the Company's prior proxy statements and are not included in the LTIP Payout amounts shown above.

        The 2002-04 grant was paid out on January 2005, and the total amount of such grant earned, less amounts previously reflected as restricted stock in 2002, is included in the named individual's LTIP Payout in 2004. Certain amounts related to such 2002-04 grant were reported as "restricted stock awards" for 2002 in the Summary Compensation Table in the Company's prior proxy statements and are not included in the LTIP Payout amounts shown above.

        The 2003-05 grant was paid out in April 2006, and the total amount of such grant earned is included in the named individual's LTIP Payout in 2005.

(6) Includes amounts attributed or paid during 2005 by the Company as follows:

                                    WAMBOLD   CAMPBELL   LAZAREDES   SCHWAB   FAULKNER
                                    -------   --------   ---------   ------   --------
 401(k) Plan Contributions........  $6,327    $ 8,155     $6,113     $5,139   $ 6,003
 Group Life Insurance
   (Premiums).....................  $3,392    $ 2,664     $2,695     $8,591   $16,246
 DRSP(a)..........................  $5,600    $ 2,100     $5,600     $5,600   $ 5,600
 Financial Planning...............  $1,780    $12,000     $4,233          0   $ 7,800

     --------------------

     (a) Represents amounts credited by the Company to the account of the Named Executive Officers under the Deferred Retirement Savings Plan.

2005 OPTION EXERCISES AND OPTIONS AT YEAR-END VALUES

     The following table sets forth the number of stock options exercised in 2005 and the number of stock options held at December 31, 2005 by the persons named in the Summary Compensation Table.

                                                       TOTAL NUMBER OF
                                                     UNEXERCISED OPTIONS        VALUE OF UNEXERCISED
                          SHARES                           HELD AT             IN-THE-MONEY OPTIONS AT
                        ACQUIRED ON    VALUE          DECEMBER 31, 2005           DECEMBER 31, 2005
                         EXERCISE     REALIZED        (ALL EXERCISABLE)           (ALL EXERCISABLE)
                        -----------   --------   ---------------------------   -----------------------
Richard L. Wambold....        --            --            2,094,059                  $11,636,750
Andrew A. Campbell....        --            --              853,000                  $ 4,882,900
Peter J. Lazaredes....        --            --              788,208                  $ 3,872,700
John N. Schwab........        --            --              660,251                  $ 3,085,100
James V. Faulkner,
  Jr. ................    75,000      $476,300              373,821                  $ 1,712,900

LONG-TERM INCENTIVE PLANS -- AWARDS IN 2005

     This table shows performance share units awarded under the Company's Performance Share Plan for the three-year term 2005-2007 to the persons named in the Summary Compensation Table. Each award will be earned in an amount between 0% and 200% of the target amount, based on (i) the Company's performance against performance measures selected annually by the C/N/G Committee, with (ii) the amounts so determined subject to adjustment by the C/N/G Committee based on other factors related to the Company's performance, measured both quantitatively and qualitatively, over the three-year period. Performance share units may be paid in cash, common stock, or a combination thereof, as determined by the C/N/G Committee.

                                                      PERFORMANCE OR
                                NUMBER OF SHARES,   OTHER PERIOD UNTIL     ESTIMATED FUTURE PAYOUTS
                                 UNITS OR OTHER       MATURATION OR      ----------------------------
NAME                                 RIGHTS               PAYOUT         THRESHOLD   TARGET   MAXIMUM
----                            -----------------   ------------------   ---------   ------   -------
Richard L. Wambold............       120,000             3 years             0        100%      200%
Andrew A. Campbell............        50,000             3 years             0        100%      200%
Peter J. Lazaredes............        55,000             3 years             0        100%      200%
John N. Schwab................        45,000             3 years             0        100%      200%
James V. Faulkner, Jr. .......        20,000             3 years             0        100%      200%

PENSION PLAN TABLE

     The following table sets forth the aggregate estimated annual benefits payable upon normal retirement pursuant to the Company's Retirement Plan and Supplemental Executive Retirement Plan (together, the "Pension Plan") to persons in specified remuneration and years-of-credited-participation classifications.

                                YEARS OF CREDITED PARTICIPATION
ANNUAL         -----------------------------------------------------------------
REMUNERATION      5          10         15         20         25          30
------------      -          --         --         --         --          --
 $  500,000    $ 39,286   $ 78,571   $117,857   $157,143   $196,429   $  275,000
 $  600,000    $ 47,142   $ 94,285   $141,428   $188,571   $235,714   $  282,857
 $  700,000    $ 55,000   $110,000   $165,000   $220,000   $275,000   $  330,000
 $  800,000    $ 62,857   $125,714   $188,571   $251,428   $314,285   $  377,142
 $  900,000    $ 70,714   $141,428   $212,142   $282,857   $353,571   $  424,285
 $1,000,000    $ 78,571   $157,142   $235,714   $314,285   $392,857   $  471,428
 $1,100,000    $ 86,428   $172,857   $259,285   $345,714   $432,142   $  518,571
 $1,200,000    $ 94,285   $188,571   $282,857   $377,142   $471,428   $  565,714
 $1,300,000    $102,142   $204,285   $306,428   $408,571   $510,714   $  612,857
 $1,400,000    $110,000   $220,000   $330,000   $440,000   $550,000   $  660,000
 $1,500,000    $117,857   $235,714   $353,571   $471,428   $589,285   $  707,142
 $1,600,000    $125,714   $251,428   $377,142   $502,857   $628,571   $  754,285
 $1,700,000    $133,571   $267,142   $400,714   $534,285   $667,857   $  801,428
 $1,800,000    $141,428   $282,857   $424,285   $565,714   $707,142   $  848,571
 $1,900,000    $149,285   $298,571   $447,857   $597,142   $746,428   $  895,714
 $2,000,000    $157,143   $314,286   $471,429   $628,571   $785,714   $  942,857
 $2,100,000    $165,000   $330,000   $495,000   $660,000   $825,000   $  990,000
 $2,200,000    $172,857   $345,714   $518,571   $691,428   $864,285   $1,037,142

---------------

1. The benefits shown above are computed as a straight-life annuity and are based on years of credited participation and the employee's average compensation (salary and bonus), determined over a three-year period. The benefits are not subject to any deduction for Social Security or other offset amounts. The estimated credited years of service as of December 31, 2005, for Messrs. Wambold, Campbell, Lazaredes, Schwab and Faulkner are 27, 5, 24, 9, and 15, respectively. See the Summary Compensation Table above for salary and bonus information for these individuals.

2. Commencing at age 55 or at his separation from the Company, whichever is later, Mr. Wambold's benefits shall be the greater of the amount determined under the Pension Plan and an amount determined by multiplying his average total base compensation plus bonus, determined on the basis of the highest three years of base salary and bonus over the five-year period immediately preceding his separation from service, by 25% plus 2.5% for each year service in the period commencing January 1, 1997 up to a maximum of 50%. Mr. Faulkner's benefit shall be determined by counting an additional three years of service and participation and additional three years of age beyond actual service, participation and age at the time of separation from service.

CHANGE-OF-CONTROL AGREEMENTS

     The Company maintains a key executive change-in-control severance benefit plan designed to enable the Company to continue to attract, retain and motivate highly qualified employees by eliminating, to the maximum practicable extent, any concern on the part of those employees that their job or benefit entitlements will be terminated as a result of a "change-in-control" of the Company, as that term is defined in the plan. The plan provides for severance payments that are equal to two to three times the sum of the executive's annual base salary in effect at the date of termination of employment and the greater of the average amount of incentive compensation received by the executive over the preceding three years or the targeted annual awards under such plans. Under the plan, Messrs. Wambold, Campbell, Lazaredes, Schwab and Faulkner would have been entitled to receive payments in the amount of $5,160,000, $1,814,340, $2,086,560, $1,581,000, and $1,515,900, respectively, if their positions had been terminated on December 31, 2005, following a "change-in-control." In addition, any restricted shares held in the name of those individuals would automatically become unrestricted, all of their performance share units would become fully vested and payable, and each would be credited with an additional three years of service under the Pension Plan.

  RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 2006
                                  (PROPOSAL 2)

     Financial statements of the Company and its consolidated subsidiaries as of and for the year ended December 31, 2005, are included in the Company's Annual Report furnished to all shareholders. These financial statements were audited by Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     The Audit Committee has selected Ernst & Young LLP as the Company's independent public accountants for the year 2006. The Board is seeking shareholder ratification of this selection. If the shareholders should not ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the year 2006 the Audit Committee would reconsider the appointment.

AUDIT AND NON-AUDIT FEES

     The following presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company's annual consolidated financial statements for 2005 and 2004, and fees for other services rendered by Ernst & Young LLP for 2005 and 2004.

TYPE OF FEE                                                      2005         2004
-----------                                                   ----------   ----------
Audit Fees(1)...............................................  $2,089,500   $3,288,000
Audit-Related Fees(2).......................................  $3,992,765   $1,214,000
Tax Fees(3).................................................  $   28,600            0
All Other Fees..............................................           0            0

---------------

(1) Including professional services in connection with their audit of the Company's annual consolidated financial statements and reviews of the consolidated financial statements included in the Company's quarterly reports on Forms 10-Q, and assessment of the Company's internal controls and management's report on such controls.

(2) Including benefit plan audits ($129,500) and audits and due diligence related to the disposition of the Company's Global Protective and Flexible packaging businesses ($3,850,000).

(3) Tax consulting advice to Mexican subsidiary.

     All audit and non-audit services rendered by Ernst & Young LLP were approved by the Audit Committee, which considered whether the provision of non-audit services was compatible with maintaining Ernst & Young LLP's independence.

     The Audit Committee has adopted a policy with respect to pre-approval of certain types of audit and non-audit related services specifically described by the Audit Committee on an annual basis. In general, the Audit Committee has pre-approved the provision of certain audit services and audit-related services, in each case up to an annual amount which varies by the type of services. Individual engagements anticipated to exceed such pre-established thresholds must be separately approved. This policy also sets forth certain services which the Company's independent public accountant is prohibited from providing to the Company. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. In 2005, approximately 1.2% of the non-audit services that were approved by the Audit Committee were approved pursuant to its pre-approval policies and procedures.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR 2006.

                               OTHER INFORMATION

CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information of each person that, as of December 31, 2005, reported beneficial ownership of more than 5% of the Company's common stock. This information is based solely on such person's filings on Schedule 13G under the Securities Exchange Act of 1934.

NAME AND ADDRESS OF                                        AMOUNT AND NATURE OF
BENEFICIAL OWNER                                           BENEFICIAL OWNERSHIP   PERCENT OF CLASS
-------------------                                        --------------------   ----------------
FMR Corp. ...............................................       11,953,974(1)           8.34%
Edward C. Johnson 3rd
82 Devonshire Street
Boston, MA 02109
Lord, Abbett & Co. LLC...................................       18,894,749             13.19%
90 Hudson Street
Jersey City, NY 07302
Wellington Management Company, LLP.......................        7,179,130(2)           5.01%
75 State Street
Boston, MA 02109

---------------

(1) Includes 10,929,420 shares beneficially owned by Fidelity Management & Research Company ("Fidelity"), 514,360 shares beneficially owned by Fidelity Management Trust Company ("FMTC"), 1,294 shares beneficially owned by Strategic Advisors, Inc. ("Strategic"), and 508,900 shares beneficially owned by Fidelity International Limited ("FIL"). Fidelity, FMTC and Strategic are wholly-owned subsidiaries of FMR Corp. Edward C. Johnson 3rd, together with members of his family, may be deemed to form a controlling group with respect to FMR Corp. and FIL.

(2) Includes 3,393,355 shares over which Wellington Management Company has shared power to vote or direct the vote. The shares shown are owned of record by clients of Wellington Management Company, an investment advisor. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. No client is known to have such right or power with respect to more than 5% of Pactiv's common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who are beneficial owners of more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange, and to furnish the Company with copies of these forms. To the Company's knowledge, based solely on its review of the copies of Forms 3, 4 and 5 filed on behalf of the directors and executive officers, the Company believes that all officers and directors of the Company complied with all filing requirements imposed by Section 16(a) of the Exchange Act during 2005.

     Other than as noted above, the Company does not know of any persons who hold more than 10% of the common stock of the Company.

SHAREHOLDER NOMINATIONS AND OTHER PROPOSALS FOR 2007 ANNUAL MEETING OF SHAREHOLDERS

     NOMINATIONS FOR DIRECTORS. A shareholder of the Company may nominate persons for election to the Company's Board of Directors by submitting such nomination, together with certain related information required by the Company's By-Laws, in writing to the Secretary of the Company at the Company's principal executive offices, at the times set forth in the following paragraph regarding notices for shareholder proposals. The Company's policy with respect to nominations by shareholders of candidates to the Board of Directors is described above in "Corporate Governance -- Board
Committees -- Compensation/Nominating/Governance Committee."

     SHAREHOLDER PROPOSALS -- INCLUSION IN THE COMPANY'S PROXY STATEMENT. For a shareholder proposal to be considered by the Company for inclusion in the Company's proxy statement and form of proxy relating to the 2007 Annual Meeting of Shareholders, the proposal must be received by the Company at its principal executive offices by December 5, 2006.

     OTHER SHAREHOLDER PROPOSALS. The Company's By-Laws state that to be timely, notice and certain related information must be received at the principal executive offices not less than 90 and no more than 120 days prior to the first anniversary of the preceding year's Annual Meeting of Shareholders; provided, however, that if the date of the annual meeting is more than 30 days before or 70 days after such anniversary date, notice of the matter must be received not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the 90th day prior to such meeting or the 10th day following the date of public disclosure of the meeting date, whichever occurs first. Therefore, to be timely under the Company's By-Laws, a proposal not included by or at the direction of the Board of Directors must be received not earlier than January 19, 2007, or later than February 18, 2007. This notice requirement and deadline are independent of the notice requirement and deadline described above for a shareholder proposal to be considered for inclusion in the Company's proxy statement and form of proxy.

ANNUAL REPORT ON FORM 10-K

     THE ANNUAL REPORT, WHICH INCLUDES PORTIONS OF THE COMPANY'S FORM 10-K, ACCOMPANIES THIS PROXY STATEMENT BUT IS NOT DEEMED A PART OF THE PROXY SOLICITATION MATERIAL. THE COMPANY WILL FURNISH TO ANY SHAREHOLDER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THIS REPORT MAY BE OBTAINED UPON ORAL OR WRITTEN REQUEST TO JAMES V. FAULKNER, JR., SECRETARY, PACTIV CORPORATION, 1900 WEST FIELD COURT, LAKE FOREST, ILLINOIS 60045. THE COMPANY'S FORM 10-K AND OTHER PUBLIC FILINGS ARE ALSO AVAILABLE THROUGH THE SECURITIES AND EXCHANGE COMMISSION'S INTERNET WEB SITE (WWW.SEC.GOV) AND ON THE COMPANY'S WEBSITE (WWW.PACTIV.COM).

           QUESTIONS AND ANSWERS REGARDING ANNUAL MEETING AND VOTING

     WHO MAY VOTE AT THE ANNUAL MEETING? If you are a holder of common stock on March 20, 2006, the record date, you will have one vote for each share of common stock that you hold on each matter that is presented for action at the Annual Meeting. If you have shares that are registered in the name of a broker, your broker will forward your proxy materials to you and will vote your shares as you indicate. You may receive more than one proxy card if your shares are registered in different names or are held in more than one account.

     WHO MAY ATTEND THE ANNUAL MEETING? Attendance at the Annual Meeting is limited to shareholders as of the record date or their proxies.

     - If your shares are registered in your name, an admission ticket is attached to the proxy card sent with this proxy statement. Persons must present admission tickets issued in their names and valid government-issued photo identification, such as a driver's license or passport. Shareholders who plan to attend the Annual Meeting should vote by one of the methods described in this proxy statement but keep the admission tickets and bring them to the Annual Meeting.

     - If you hold stock in "street name" (a bank or broker holds your shares) and you would like to attend the Annual Meeting, you may bring to the meeting a copy of a brokerage statement showing ownership as of the record date, March 20, 2006, and valid government-issued photo identification, such as a driver's license or passport.

     - Cameras, recording devices or other electronic devices, as well as large bags, briefcases or packages, will not be allowed in the meeting.

     - If you are an authorized proxy, you must present the executed proxy and the photo identification as described above.

     WHAT IS THE RECORD DATE? Your Board of Directors has selected the close of business on March 20, 2006, as the record date for determining the shareholders of record who are entitled to vote at the Annual Meeting. This means that all shareholders of record at the close of business on March 20, 2006, may vote their shares at the Annual Meeting. On the record date, the Company had issued an outstanding 144,439,431 shares of its common stock (of which 141,239,431 are shares outstanding for financial reporting purposes and 3,200,000 are shares not considered outstanding for financial reporting purposes because they are held in a grantor trust to ensure payments under the Company's Supplemental Executive Retirement Plan and Deferred Compensation Plan).

     WHAT CONSTITUTES A QUORUM? The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the shares authorized to vote constitutes a quorum for the transaction of business. If you submit a properly completed proxy, vote by our telephone or Internet voting procedures, or if you attend the Annual Meeting to vote in person, your shares will be considered present. Directions to withhold authority to vote for any director, abstentions and broker non-votes will be counted as present to determine if a quorum for the transaction of business is present. Once a quorum is present, voting on specific proposals may proceed. In the absence of a quorum, the Annual Meeting may be adjourned.

     ON WHAT WILL I BE VOTING? You are being asked to vote on the two matters identified under the heading "Proposals Submitted for Vote." By executing the proxy card, or submitting your proxy via the telephone or Internet, you will also be granting to Richard L. Wambold, Robert J. Darnall, and James V. Faulkner, Jr. discretionary authority to vote your shares on any other proposals that may properly come before the Annual Meeting.

     HOW DO I VOTE? You can vote four ways: (1) by signing and dating each proxy card you receive and returning it in the included prepaid envelope; (2) by following the instructions for telephonic voting on the proxy card; (3) by following the instructions for Internet voting on the proxy card; or (4) by attending the Annual Meeting and voting in person. Even if you are planning on attending the Annual Meeting, we request that you vote by one of the other three procedures -- should you wish to change your vote at the Annual Meeting, you may do so, but voting by the other procedures will help ensure our obtaining a quorum for the Annual Meeting.

     If you vote by using the proxy card, you must sign, date and return the proxy card in the envelope provided. You may specify your choices by marking the appropriate boxes on the card.

     In lieu of returning signed proxy cards, you can vote your shares over the Internet or by calling a specially designated telephone number that appears on the proxy cards. Internet and telephonic voting procedures are designed to authenticate shareholders' identities, allow shareholders to provide their voting instructions and confirm the proper recording of such instructions. If you give your proxy instructions through the Internet or by telephone, please do not return your proxy cards.

     CAN I REVOKE MY PROXY? You have the right to revoke your proxy at any time before it is voted at the Annual Meeting. To revoke your proxy, you may give written notice of such revocation to the Secretary of the Company, deliver a subsequent duly executed proxy to the Company in the same manner in which you voted in the first instance, or vote in person at the Annual Meeting. Notice of revocation or a subsequent proxy must be received by the Secretary of the Company before the vote at the Annual Meeting. Attending the meeting does not revoke your proxy.

     HOW WILL MY SHARES BE VOTED? All properly completed and unrevoked proxies that are received prior to the close of voting at the Annual Meeting (or, in the case of shares held in the Pactiv Corporation 401(k) Plans, that are received by May 17, 2006) will be voted in accordance with your instructions. If a properly executed, unrevoked written proxy card does not specifically direct the voting of shares covered, the proxy will be voted:

          (1) FOR the election of all nominees for election as directors described in this proxy statement;

          (2) FOR the ratification of Ernst & Young LLP as the Company's independent public accountants for the year 2006; and

          (3) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

     If you hold shares through a broker and do not give specific voting instructions to the broker on how you wish to vote on Proposals 1 and 2 described in this proxy statement, then the broker may vote your shares at the broker's discretion.

     If there are any shareholder proposals at the Annual Meeting that are not included in the Company's proxy statement and form of proxy, the persons named in the proxy may utilize discretionary authority conferred by proxy in voting on any such proposals.

     WHAT IS A BROKER NON-VOTE? Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders in accordance with the nominee's instructions. If that happens, nominees may generally vote those shares only on matters considered "routine" by the New York Stock Exchange, such as the election of directors addressed by Proposal 1 and the ratification of the Company's independent public accountants addressed in Proposal 2 in this proxy statement. On non-routine matters, nominees do not have discretion to vote the shares. If a nominee fails to exercise its discretion, or does not have discretion, to vote the shares, a "broker non-vote" occurs.

     HOW WILL WITHHOLDING AUTHORITY, ABSTENTIONS AND "BROKER NON-VOTES" AFFECT VOTING RESULTS? With respect to Proposal 1 (the re-election of directors), the individuals receiving a plurality of the votes cast at the Annual Meeting (in person or by proxy) will be elected as directors. As a result, if you withhold your authority to vote, or if there is a broker non-vote, for any director, your vote and any broker non-vote will not count for or against such director. Approval of Proposal 2 (the ratification of the independent public accountants) requires the vote of the majority of shares present (whether in person or by proxy) and entitled to vote. Therefore, abstentions will have the effect of votes against, and broker non-votes, because they are not "entitled to vote," will have no affect on, Proposal 2.

     WHAT IF I AM A BENEFICIAL HOLDER RATHER THAN A HOLDER OF RECORD? If you hold your shares through a broker, bank or other nominee you will receive instructions from the nominee describing how to vote your shares.

     WHO IS SOLICITING MY PROXY? The Board of Directors of the Company is soliciting your proxy. Directors, officers and other employees of the Company may solicit proxies by mail, telephone, or in person. In addition, Georgeson & Co., Inc., New York, New York, has been retained to assist the Company in the solicitation of proxies.

     DOES THE COMPANY PAY ANYONE TO SOLICIT PROXIES? The Company will pay Georgeson & Co., Inc. an amount not to exceed $25,000 for soliciting proxies for the Annual Meeting and will reimburse brokerage firms, dealers, banks, voting trustees, their nominees and other record holders for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the common stock. Directors, officers and other employees who participate in soliciting proxies will not receive any compensation from the Company for doing so, other than their usual compensation.

     CAN I RECEIVE FUTURE SHAREHOLDER COMMUNICATIONS OVER THE INTERNET? Yes. You may consent to access future shareholder communications (e.g., annual reports, proxy statements, and interim communications) from or on behalf of the Company over the Internet instead of receiving those documents in the mail. Providing such communications over the Internet will reduce the Company's printing and postage costs and the number of paper documents you would otherwise receive. If you give your consent, in the future, when, and if, material is available over the Internet, you will receive notification which will contain the Internet location of the material. There is no cost to you for this service other than charges you may incur from your Internet provider, telephone and/or cable company. Once you have given your consent, it will remain in effect until you inform the Company otherwise. To give your consent, if your shares are registered in your name, check the appropriate box on the proxy card or, if you are voting over the Internet or by telephone, follow the prompts you will receive when you vote. If your shares are registered in the name of a nominee, follow the directions provided by such nominee if this option is available.

                                                                       EXHIBIT A

                               PACTIV CORPORATION

                            AUDIT COMMITTEE CHARTER

A.  NAME

     There shall be a committee of the Board of Directors (Board) which shall be called the Audit Committee.

B.  PURPOSE

     The Audit Committee shall be directly responsible for the appointment, compensation and oversight over the work of the Company's independent public accountants.

     The Audit Committee shall monitor (1) the integrity of the financial statements of the Company, (2) the Company's compliance with the corporate code of conduct and legal and regulatory requirements, (3) the independent public accountants' qualifications and independence and (4) the performance of the Company's internal audit function and independent public accountants.

     The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the "SEC") to be included in the Company's annual proxy statement.

C.  COMMITTEE MEMBERSHIP

     The Audit Committee shall consist of three or more directors as determined by the Board. Each member of the Audit Committee shall satisfy the independence, experience and financial expertise requirements of the New York Stock Exchange ("NYSE") and Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. At least one member of the Audit Committee shall be an "audit committee financial expert" as defined under the rules of the SEC. Fees for work as a director are the only compensation that an Audit Committee member may receive from the Company.

     The Board shall appoint the members of the Audit Committee (including the chair) annually, considering the recommendation of the Compensation/Nominating/Governance Committee, and further considering the views of the Chairman of the Board and the Chief Executive Officer, as appropriate. The members of the Audit Committee shall serve until their successors are appointed and qualify. If the Committee Chair is not designated or present, the Committee members may designate a Chair by majority vote of the Committee membership. The Board shall have the power at any time to change the membership of the Audit Committee and to fill vacancies in it subject to such new member(s) satisfying the independence, experience, and financial expertise requirements referred to above. Except as expressly provided in this Charter or the by-laws of the Company or Corporate Governance Guidelines of the Company, or as otherwise provided by law or the rules of the NYSE, the Audit Committee shall fix its own rules of procedure.

     At least annually, obtain and review a report by the independent auditor describing (i) the audit firm's internal quality control procedures; (ii) any material issues raised by the most recent internal quality control review, or peer review or any governmental or professional investigation of independent audits by the firm; and (iii) all relationships between the independent auditor and Pactiv.

     The Audit Committee shall hold meetings as often as it deems appropriate, but at least four times per year.

D.  COMMITTEE AUTHORITY AND RESPONSIBILITIES

     The Audit Committee shall have the sole authority to appoint or replace the independent public accountants (subject, if applicable, to shareholder ratification), and shall approve all audit engagement fees and terms and all non-audit engagements with the independent public accountants as well as the audit plan, including its scope, approach, staffing and locations to be visited. The Audit Committee shall consult with management but shall not delegate these responsibilities, except that pre-approvals of non-audit services may be delegated to a single member of the Audit Committee. In its capacity as a committee of the Board, the Audit Committee shall be directly responsible for the oversight of the work of the independent public accounting firm for the purpose of preparing or issuing an audit report or related work, and the independent public accounting firm shall report directly to the Audit Committee.

     The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain at the expense of the Company special legal, accounting or other consultants to advise the committee and carry out its duties and to conduct or authorize investigations into any matters within its scope of responsibilities. The Audit Committee shall meet periodically with management, the internal auditors and the independent public accountants in separate executive sessions in furtherance of its purposes.

     The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent public accountants to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

     The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee's own performance.

     In performing its functions the Audit Committee shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute and implement the purposes of the Audit Committee. The following functions are some of the common recurring activities of the Audit Committee in carrying out its oversight responsibility:

     - Review and discuss with management and the independent public accountants the Company's annual audited financial statements, including disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations" or similar disclosures, and the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

     - Review and discuss with management and the independent public accountants the Company's quarterly financial statements, including disclosures made under "Management's Discussion and Analysis of Financial Condition and Results of Operations" or similar disclosures, and the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended, prior to the filing of its Form 10-Q, including the results of the independent public accountants' reviews of the quarterly financial statements to the extent applicable.

     - Review and discuss with management, the internal auditors and the independent public accountants, as applicable, (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal and disclosure controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management or the independent public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) any management letter provided by the independent public accountants and the Company's response to that letter; (d) any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the independent public accountants' activities or on access to requested information and management's response thereto; (e) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (f) earnings press releases.

     - Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

     - Evaluate the qualifications, performance and independence of the public accountants, including a review and evaluation of the lead partner of the independent public accountant taking into account the opinions of management and the Company's internal auditors.

     - Ensure that the lead audit partner of the independent public accountants and the audit partner responsible for reviewing the audit are rotated at least every five years as required by the Sarbanes-Oxley Act of 2002.

     - Approve the hiring of employees or former employees of the independent public accountants who were engaged on the Company's account.

     - Discuss with management and the independent public accountants any accounting adjustments that were noted or proposed by the independent public accountants but were passed (as immaterial or otherwise).

     - Ensure that the Company maintains an internal audit function.

     - Review the annual internal audit plan, any changes to such plan, the organizational structure and qualification of the internal audit staff.

     - Discuss with the independent public accountants the internal audit department, its audit plan, responsibilities, budget and staffing.

     - Review significant reports prepared by the internal audit staff together with management's response.

     - Review and concur in the appointment or dismissal of the internal audit staff and any third party internal audit firm.

     - At least twice annually, review with the Company's General Counsel the Company's compliance with laws and regulations, material inquiries, if any, from regulatory or government agencies, and any other legal matters that could have a significant impact on the Company's financial statements.

     - Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

     - Review disclosures made by the Company's principal executive officer or officers and principal financial officer or officers regarding compliance with their certification obligations as required under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Company's disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

     - Review any reports of the registered independent public accountants mandated by Section 10A of the Securities Exchange Act of 1934, as amended, and obtain from the registered independent public accountants any information with respect to illegal acts in accordance with Section 10A.

E.  LIMITATIONS OF AUDIT COMMITTEE'S ROLES

     While the Audit Committee has the responsibilities and powers set forth in its Charter, it is not the duty of the Audit Committee to prepare financial statements, plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations.

PACTIV CORPORATION
1900 WEST FIELD COURT
LAKE FOREST, ILLINOIS 60045
(847) 482-2000                                         (PACTIV CORPORATION LOGO)

                                                                   April 3, 2006

Dear Benefit Plan Participant:

     The Annual Meeting of Shareholders of Pactiv Corporation is scheduled to be held at the Hilton Northbrook, 2855 N. Milwaukee Ave., Northbrook, Illinois 60062, at 10:30 a.m. local time on Friday, May 19, 2006. A copy of the notice and proxy statement, which is being sent to all registered shareholders in connection with the Annual Meeting, is enclosed for your information.

     Also enclosed with this letter is a form of proxy card, which designates the number of shares held in your benefit plan account. By executing this proxy card you instruct the benefit plan trustee (the "Trustee"), as holder of record of the shares in your account, how to vote the shares of Pactiv Corporation stock held in your account. In accordance with the plan, the Trustee will vote all shares eligible to be voted by benefit plan participants in accordance with their respective instructions.

     If you return your form of proxy executed but without furnishing voting instructions, the eligible shares in your account will be voted by the Trustee FOR the election of the nominees for directors named in the Proxy Statement, FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants for the year 2006, and as recommended by management on all other matters to be considered by the Annual Meeting.

     You can also vote using our telephonic or Internet voting procedures, as described on the enclosed proxy card.

     If you do not return your executed form of proxy to the Trustee or vote using our telephonic or Internet voting procedures, then your shares cannot be used to establish a quorum for the Annual Meeting or be voted by the Trustee.

     Your vote is important. Please vote using our telephonic or Internet voting procedures or send your executed form of proxy card with your voting instructions at your earliest opportunity, but in any case so that it can be received no later than May 17, 2006, so that it will reach the Transfer Agent in time to be counted an voted. For your convenience a return envelope is enclosed.

                                        YOUR BENEFITS COMMITTEE

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

[PACTIV LOGO]
                                                                                       ---------------------------------------------
C/O NATIONAL CITY BANK                                                                        V O T E   B Y   T E L E P H O N E
CORPORATE TRUST OPERATIONS                                                             ---------------------------------------------
LOCATOR 5352                                                                           Have your proxy card available when you
P. O. BOX 94990                                                                        call the TOLL-FREE NUMBER 1-888-693-8683
CLEVELAND, OH 44101-4301                                                               using a Touch-Tone phone and follow the
                                                                                       simple instructions to record your vote.
---------------------------
                                                                                       ---------------------------------------------
                                                                                              V O T E   B Y   I N T E R N E T
                                                                                       ---------------------------------------------
                                                                                       Have your proxy card available when you
                                                                                       access the website HTTP://WWW.CESVOTE.COM
                                                                                       and follow the simple instructions to record
                                                                                       your vote.

                                                                                       ---------------------------------------------
                                                                                                   V O T E  B Y  M A I L
                                                                                       ---------------------------------------------
                                                                                       Please mark, sign and date your proxy card
                                                                                       and return it in the POSTAGE-PAID ENVELOPE
                                                                                       provided or return it to: National City Bank,
                                                                                       P.O. Box 565800, Pittsburgh, PA 15253.

------------------------                        --------------------------                      --------------------------
   VOTE BY TELEPHONE                                 VOTE BY INTERNET                                  VOTE BY MAIL
 Call TOLL-FREE using a                           Access the WEBSITE and                             Return your proxy
   Touch-Tone phone:                                 cast your vote:                                in the POSTAGE-PAID
     1-888-693-8683                               HTTP://WWW.CESVOTE.COM                             envelope provided
------------------------                        --------------------------                      --------------------------


                                                VOTE 24 HOURS A DAY, 7 DAYS A WEEK!

                             YOUR TELEPHONE OR INTERNET VOTE MUST BE RECEIVED BY 6:00 A.M. EASTERN TIME
                                   ON FRIDAY, MAY 19, 2006 TO BE COUNTED IN THE FINAL TABULATION.

                            IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT SEND YOUR PROXY BY MAIL.

                                                  --------------------------------

                                                  ==>

                                                  --------------------------------

                                               PROXY MUST BE SIGNED AND DATED BELOW.

                                  \/ PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING. \/

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PACTIV CORPORATION                                                                          PROXY / CONFIDENTIAL VOTING INSTRUCTIONS


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 19, 2006.

The undersigned does hereby appoint Richard L. Wambold, Robert J. Darnall and James V. Faulkner, Jr., and any of them, with full power of substitution, as Proxies to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Pactiv Corporation held of record by the undersigned at the close of business on March 20, 2006, and entitled to vote at the Annual Meeting of Shareholders of Pactiv Corporation to be held at 10:30 a.m., May
19, 2006, or at any adjournment thereof, and to vote, in their discretion, upon such other matters as may properly come before the
Annual Meeting.

BENEFIT PLAN PARTICIPANTS:

This card also serves as voting instructions to the Trustees of the various Plans. By signing below, you are instructing the
Trustees of the plans to vote all shares of Common Stock of Pactiv Corporation represented by your proportionate interest in the
Trusts at the Annual Meeting of Shareholders to be held on May 19, 2006, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before the Annual Meeting. Only the Trustees can vote your shares. Your shares cannot be voted in person at the Annual Meeting. How you vote these shares is confidential. The Trustees will not disclose how you have instructed the Trustees to vote. If the Trustees do not receive your voting instructions by May 17,
2006, either by telephone, Internet or receipt of this signed voting instruction card, the shares credited to your account will not be voted at the Annual Meeting.


                                                                                 ---------------------------------------------------
                                                                                 Signature


                                                                                 ---------------------------------------------------
                                                                                 Signature

                                                                                 Date:
                                                                                     -----------------------------------------------


                                                                                 INSTRUCTIONS: Please sign exactly as shown hereon.
                                                                                 Joint owners should each sign. When signing as a
                                                                                 fiduciary, attorney, executor, administrator,
                                                                                 trustee or guardian, or on behalf of a corporation,
                                                                                 bank, trust company, or other similar entity, your
                                                                                 title or capacity should be shown.

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
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

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NON TRANSFERABLE                                          ADMISSION TICKET                                         NON TRANSFERABLE

                                     Please bring this ticket if you attend the Annual Meeting.
                                   It will expedite your admittance when presented upon arrival.

                                                         PACTIV CORPORATION

                                                   ANNUAL MEETING OF SHAREHOLDERS


                                                        Friday, May 19, 2006
                                                             10:30 a.m.
                                                         Hilton Northbrook
                                                      2855 N. Milwaukee Avenue
                                                     Northbrook, Illinois 60062

                      PLEASE NOTE: ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO SHAREHOLDERS OF PACTIV
                       AS OF THE RECORD DATE OR THEIR PROXY HOLDER. GUESTS ARE NOT PERMITTED AT THE MEETING.

------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                         /\ PLEASE FOLD AND DETACH CARD AT PERFORATION. /\


                                        ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You have the option to access our future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, you will receive notification which will contain the
Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time after you give it by notifying the Company's transfer agent, National City Bank, Post Office Box 92301 Cleveland, Ohio 44193-0900, or the Company in
writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.



                                        PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

                                  \/ PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING. \/
------------------------------------------------------------------------------------------------------------------------------------
PACTIV CORPORATION                                                                          PROXY / CONFIDENTIAL VOTING INSTRUCTIONS

Please indicate how you wish your shares to be voted. UNLESS OTHERWISE INDICATED, THE PROXIES WILL VOTE "FOR" ALL PROPOSALS.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL PROPOSALS.

1. ELECTION OF DIRECTORS

   Nominees:

     (1) Larry D. Brady                   (2) K. Dane Brooksher           (3) Robert J. Darnall         (4) Mary R. (Nina) Henderson
     (5) N. Thomas Linebarger             (6) Roger B. Porter             (7) Richard L. Wambold        (8) Norman H. Wesley


     [ ] FOR all nominees listed above                                    [ ] WITHHOLD AUTHORITY
         (except as listed to the contrary below)                             to vote for all nominees listed above.

     TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME OR NUMBER BELOW:


     ----------------------------------------------------------------------------------------------------

2. RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS


         [ ] FOR                       [ ] AGAINST                      [ ] ABSTAIN

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   [ ] Please check this box if you consent to access future Annual Reports and Proxy Statements via the Internet.


                                          (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

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